EXHIBIT 99.1

BRIGHAM MINERALS, INC. REPORTS RECORD FIRST QUARTER 2022 OPERATIONAL AND FINANCIAL RESULTS

AUSTIN, Texas - (BUSINESS WIRE) - May 4, 2022 - Brigham Minerals, Inc. (NYSE: MNRL) (“Brigham Minerals,” “Brigham,” or the “Company”), a leading mineral and royalty interest acquisition company, today announced record operational and financial results for the quarter ended March 31, 2022.

RECORD FIRST QUARTER 2022 OPERATIONAL AND FINANCIAL HIGHLIGHTS AND RECENT DEVELOPMENTS

•Record daily production volumes of 12,031 Boe/d (71% liquids, 51% oil)
◦Production up 31% sequentially from Q4 2021 including a 21% increase in Permian volumes

•Record royalty revenues of $70.0 million
◦Up 49% sequentially from Q4 2021 driven by 31% higher volumes and 16% higher realized prices

•Record Net income totaling $39.1 million
◦Record Adjusted EBITDA(1) totaling $60.7 million up 53% sequentially from Q4 2021

•Declared record Q1 2022 dividend of $0.60 per share of Class A common stock(2)
◦Base Dividend increased 14% to $0.16 per share of Class A common stock
◦Variable Dividend increased 42% sequentially to $0.44 per share of Class A common stock
◦Represents 75% payout ratio of Discretionary Cash Flow ex lease bonus(1)

•11.7 net (1,780 gross) activity wells comprised of 7.1 net (934 gross) DUCs and 4.6 net (846 gross) permits
◦Record 2.7 net DUCs converted to PDP during Q1 2022 backfilled by a record net 2.1 wells spud
◦Permian Basin net activity wells totaling 6.5 net locations

•Acquired 2,100 net royalty acres deploying $43.7 million in mineral acquisition capital
◦Closed previously announced Midland Basin transaction totaling 1,800 net royalty acres
◦Entirety of cash component of acquisition capital funded via retained cash and portfolio rationalizations
◦Over 99% of capital deployed to the Permian Basin and 38% of net locations comprised of PDP, DUCs and permits

•$6.2 million cash balance and undrawn revolver capacity of $137.0 million as of March 31, 2022
◦Conservative leverage at 0.4x last quarter annualized Adjusted EBITDA(1)
◦Associated with the Company's late-May semi-annual borrowing base redetermination under its revolving credit facility, the Administrative Agent has indicated a preliminary recommended borrowing base increase to $300.0 million

(1)Non-GAAP measure. See “Non-GAAP Financial Measures” below.
(2)See Quarterly Cash Dividend section below regarding Board approval of future dividends.

Robert M. (“Rob”) Roosa, Chief Executive Officer, commented, “Our team generated exceptional operating and financial results during the first quarter 2022. Across the board, we generated record results in production, revenues, Adjusted EBITDA(1), dividend distributions and drilling activity. Strong DUC conversions representing 2.7 net locations, or 37% of our Q4 2021 net DUC inventory, drove 31% production growth. Furthermore, our assets generated tremendous drilling activity with a record 2.1 net locations spud during the first quarter, which helped to largely backfill our DUC inventory. To reiterate, our portfolio is seeing activity that is as good as or better than 2019 levels despite significantly lower rig counts. Importantly, approximately two-thirds of our first quarter 2022 drilling activity was driven by pre-2020 acquisitions with an additional 13,000 gross and over 100 net undeveloped locations in inventory that we anticipate will continue to drive organic portfolio growth. Finally, given our substantial activity well inventory at the end of the first quarter 2022, we now anticipate production volumes averaging 12,000 Boe/d for the remaining nine months of 2022.”

EXHIBIT 99.1

Blake C. Williams, Chief Financial Officer, added, “Our business achieved a greater than 50% sequential increase in Adjusted EBITDA(1) in Q1 2022, which is a testament to our focus on asset quality and careful construction of the portfolio. Due to the prudent management of the balance sheet, we have been able to remain unhedged, and thus saw our Adjusted EBITDA Margin(1) expand to 85% during the first quarter allowing our shareholders to fully benefit from the structural change in commodity pricing. We are also pleased to have closed our previously announced Midland Basin transaction utilizing both cash and stock to continue our commitment to accretive mineral consolidation and to continue to fortify our balance sheet. Finally, the regular, ongoing conversion of our asset has led to continued growth in our PDP reserves per share and expansion in our liquidity with our bank group providing a preliminary indication of an uplift in our revolving credit facility from $230 million to $300 million in May 2022 associated with our regularly scheduled semi-annual borrowing base redetermination.”

(1)Non-GAAP measure. See “Non-GAAP Financial Measures” below.

OPERATIONAL UPDATE

Mineral and Royalty Interest Ownership Update

During the first quarter 2022, the Company executed eight transactions acquiring approximately 2,100 net royalty acres (standardized to a 1/8th royalty interest) and deployed $43.7 million in capital. The Company deployed over 99% of its mineral acquisition capital in the first quarter to the Permian Basin. First quarter acquisitions are expected to deliver near-term production and cash flow growth with the addition of 41 gross DUCs (0.3 net) and 51 gross permits (0.1 net) to inventory counts. The Company also divested 985 net royalty acres in the Anadarko Basin generating $7.1 million in cash proceeds, net of customary closing adjustments.

The table below summarizes the Company’s approximate mineral and royalty interest ownership as of the dates indicated.

	Delaware	Midland	SCOOP	STACK	DJ	Williston	Other	Total
Net Royalty Acres
March 31, 2022(1)	29,875	8,265	11,435	8,195	24,740	8,185	2,770	93,465
December 31, 2021	29,735	6,335	11,435	8,195	24,740	8,155	3,780	92,375
Acres Added and (Sold) Q/Q	140	1,930	—	—	—	30	(1,010)	1,090
% Added and (Sold) Q/Q	—%	30%	—%	—%	—%	—%	(27)%	1%
(1) March 31, 2022 NRA totals include Division Order Interest adjustments relative to prior quarters; DOI adjustments are bucketed within "Other".

DUC Conversions Updates

During the first quarter 2022, the Company identified approximately 167 gross (2.7 net) horizontal wells converted to production, which represented 37% of its net DUC inventory as of the fourth quarter 2021 (20% of gross DUCs). Well conversions to proved developed producing during first quarter are summarized in the table below:

Q1 2022 Wells Converted to Proved Developed Producing(1)
	Gross		Net
DUCs	167	40%	2.7	73%
Acquired Wells Net of Divestitures	239	57%	0.9	24%
Converted Permitted and Other	10	2%	0.1	3%
Total	416	100%	3.7	100%
(1) Individual amounts may not add to totals due to rounding.

EXHIBIT 99.1
Drilling Activity Update

During the first quarter 2022, the Company identified 238 gross (2.1 net) wells spud on its mineral position, which represents a 113% sequential increase from the fourth quarter 2021 on a net well basis. Brigham’s average quarterly gross and net wells spud over 2019 to 2021 relative to the first quarter 2022 are summarized in the table below:

	2019(1)	2020(1)	2021(1)	Q1 22
Gross Wells Spud	219	95	164	238
Net Wells Spud	1.4	0.7	1.3	2.1
(1) Amounts represent average quarterly numbers during the year.

DUC and Permit Inventory Update

The Company expects 2022 production volumes will be driven by the continued conversion of its DUC and permit inventory. Brigham’s gross and net DUC and permit inventory as of March 31, 2022 by basin is outlined in the table below:

	Development Inventory by Basin(1)
	Delaware	Midland	SCOOP	STACK	DJ	Williston	Other	Total
Gross Inventory
DUCs	224	275	37	17	216	147	18	934
Permits	303	100	6	—	213	216	8	846
Net Inventory
DUCs	2.2	1.7	0.2	0.1	2.5	0.3	0.1	7.1
Permits	2.3	0.3	—	—	1.4	0.5	—	4.6
(1) Individual amounts may not add to totals due to rounding.

FINANCIAL UPDATE

For the three months ended March 31, 2022, crude oil, natural gas and NGL production volumes increased 31% to 12,031 Boe/d as compared to the three months ended December 31, 2021 and increased 35% as compared to the same prior-year period.

For the three months ended March 31, 2022, average realized prices were $91.90 per barrel of oil, $5.52 per Mcf of natural gas, and $40.90 per barrel of NGL, for a total equivalent price of $64.64 per Boe. This represents a 16% increase relative to the three months ended December 31, 2021 and a 61% increase relative to the same prior-year period.

For the three months ended March 31, 2022, G&A expense (before share-based compensation) increased 29% as compared to the three months ended December 31, 2021, while G&A expense from share-based compensation decreased 32%. On a unit basis, total G&A per boe decreased 18% highlighting the scalability of our corporate platform. Subsequent to the release of our year-end results, the Company announced updates to our executive compensation program which now includes short-term incentives based on financial and qualitative metrics. The change results in a reallocation of G&A expense from share-based compensation to cash compensation and will further align pay with performance.

The Company's net income for the three months ended March 31, 2022 was $39.1 million, up 80% from the three months ended December 31, 2021 and up 224% relative to the same prior-year period.

Adjusted EBITDA was $60.7 million for the three months ended March 31, 2022, up 53% from the three months ended December 31, 2021 and up 124% relative to the same prior-year period. Adjusted EBITDA ex lease bonus was $59.2 million for the three months ended March 31, 2022, up 52% from the three months ended December 31, 2021 and up 133% from the same prior-year period. Adjusted EBITDA and Adjusted EBITDA ex lease bonus are Non-GAAP financial measures. For a definition of Adjusted EBITDA and Adjusted EBITDA ex lease bonus and a reconciliation to our most directly comparable measure calculated and presented in accordance with GAAP, please read "Non-GAAP Financial Measures” below.

EXHIBIT 99.1
As of March 31, 2022, the Company had a cash balance of $6.2 million and $137.0 million of undrawn revolver capacity under its credit facility, providing the Company with total liquidity of $143.2 million. Associated with the Company's late-May semi-annual borrowing base redetermination under its revolving credit facility, the Administrative Agent has indicated a preliminary recommended borrowing base increase to $300 million. Pro-forma for the increase in the borrowing base, the Company would have had total liquidity of $213.2 million as of March 31, 2022.

Results of Operations

Unaudited Financial and Operational Results	Three Months Ended
($ in thousands, except per unit of production data)	March 31, 2022	December 31, 2021	March 31, 2021
Operating Revenues
Oil sales	$50,688	$32,769	$22,813
Natural gas sales	10,312	7,620	5,437
NGL sales	8,995	6,656	3,926
Total mineral and royalty revenue	$69,995	$47,045	$32,176
Lease bonus and other revenue	1,433	624	1,597
Total Revenues	$71,428	$47,669	$33,773
Production
Oil (MBbls)	552	432	411
Natural gas (MMcf)	1,868	1,445	1,451
NGLs (MBbls)	220	171	151
Equivalents (MBoe)	1,083	844	804
Equivalents per day (Boe/d)	12,031	9,170	8,931
Realized Prices ($/Boe)
Oil ($/Bbl)	$91.90	$75.87	$55.55
Natural gas ($/Mcf)	5.52	5.28	3.75
NGLs ($/Bbl)	40.90	38.92	25.97
Average Realized Price	$64.64	$55.76	$40.03
Operating Expenses
Gathering, transportation and marketing	$2,003	$1,851	$1,733
Severance and ad valorem taxes	4,331	2,815	1,833
Depreciation, depletion, and amortization	12,313	9,548	9,367
General and administrative (before share-based compensation)	4,428	3,441	3,142
Total operating expenses (before share-based compensation)	$23,075	$17,655	$16,075
General and administrative, share-based compensation	1,481	2,166	2,300
Total Operating Expenses	$24,556	$19,821	$18,375
Income from Operations	$46,872	$27,848	$15,398
Other expenses:
Interest expense, net	(914)	(596)	(267)
Other income, net	20	2	13
Income Before Taxes	$45,978	$27,254	$15,144
Income tax expense	6,913	5,536	3,073
Net Income	$39,065	$21,718	$12,071
Less: Net income attributable to non-controlling interest	(8,083)	(5,432)	(3,475)
Net income attributable to Brigham Minerals, Inc. stockholders	$30,982	$16,286	$8,596

EXHIBIT 99.1

	Three Months Ended
Unit Expenses ($/Boe)	March 31, 2022	December 31, 2021	March 31, 2021
Gathering, transportation and marketing	$1.85	$2.19	$2.16
Severance and ad valorem taxes	4.00	3.34	2.28
Depreciation, depletion and amortization	11.37	11.31	11.65
General and administrative (before share-based compensation)	4.09	4.08	3.91
General and administrative, share-based compensation	1.37	2.57	2.86
Interest expense, net	0.84	0.71	0.33

Quarterly Cash Dividend

The Company’s Board of Directors (the “Board”) has declared a quarterly cash dividend incorporating results for the first quarter 2022 of $0.60 per share of Class A common stock at a 75% payout ratio. This represents a 33% increase in payout compared to the dividend declared for the fourth quarter of 2021. The first quarter dividend represents a base dividend of $0.16 per share and a variable dividend of $0.44 per share and will be paid on May 27, 2022 to holders of record as of May 20, 2022. An amount equal to the cash dividend per share will also be set aside for each outstanding award granted under the long-term incentive plan for payment upon the vesting of such awards in accordance with their terms.

Future declarations of dividends are subject to approval by the Board and to the Board’s continuing determination that the declarations of dividends are in the best interests of the Company and its shareholders. Future dividends may be adjusted at the Board’s discretion based on market conditions and capital availability.

Brigham Minerals First Quarter 2022 Earnings Conference Call
•Thursday, May 5, 2021 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time)
•Pre-register by visiting: https://www.incommglobalevents.com/registration/q4inc/10734/brigham-minerals-first-quarter-2022-earnings-conference-call/
•Listen to a live audio webcast of the call by visiting the Company’s website
◦https://investors.brighamminerals.com
•A recording of the webcast will be available on the Company’s website after the call

Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA ex lease bonus, Adjusted EBITDA Margin, Discretionary Cash Flow and Discretionary Cash Flow ex lease bonus are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets and their ability to sustain dividends over the long term without regard to financing methods, capital structure or historical cost basis.

We define Adjusted EBITDA as Net Income before depreciation, depletion and amortization, share-based compensation expense, interest expense, and income tax expense, less other income. We define Adjusted EBITDA ex lease bonus as Adjusted EBITDA further adjusted to eliminate the impacts of lease bonus and other revenues we receive due to the unpredictability of timing and magnitude of the revenue. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue. We define Discretionary Cash Flow as Adjusted EBITDA, less cash interest expense and cash taxes. We define Discretionary Cash Flow ex lease bonus as Discretionary Cash Flow further adjusted to eliminate the impacts of lease bonus revenue.

Adjusted EBITDA, Adjusted EBITDA ex lease bonus, Adjusted EBITDA Margin, Discretionary Cash Flow and Discretionary Cash Flow ex lease bonus do not represent and should not be considered alternatives to, or more meaningful than, net income or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Adjusted EBITDA, Adjusted EBITDA ex lease bonus, Adjusted EBITDA Margin, Discretionary Cash Flow and Discretionary Cash Flow ex lease bonus have important limitations as analytical tools because they exclude some but not all items that affect net income, the most directly comparable GAAP financial measure. Our computation of

EXHIBIT 99.1
Adjusted EBITDA, Adjusted EBITDA ex lease bonus, Adjusted EBITDA Margin, Discretionary Cash Flow and Discretionary Cash Flow ex lease bonus may differ from computations of similarly titled measures of other companies.

The following tables present a reconciliation of Adjusted EBITDA, Adjusted EBITDA ex lease bonus, Adjusted EBITDA Margin, Discretionary Cash Flow and Discretionary Cash Flow ex lease bonus to the most directly comparable GAAP financial measure for the periods indicated.

SUPPLEMENTAL SCHEDULES

Reconciliation of Adjusted EBITDA, Adjusted EBITDA ex Lease Bonus and Adjusted EBITDA Margin

	Three Months Ended
($ In thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Net Income	$39,065	$21,718	$12,071
Add:
Depreciation, depletion, and amortization	12,313	9,548	9,367
Share-based compensation expense	1,481	2,166	2,300
Interest expense, net	914	596	267
Income tax expense	6,913	5,536	3,073
Less:
Other income, net	20	2	13
Adjusted EBITDA	$60,666	$39,562	$27,065
Less:
Lease bonus and other revenue	1,433	624	1,597
Adjusted EBITDA ex Lease Bonus	$59,233	$38,938	$25,468

Memo: Adjusted EBITDA Margin
Revenue	$71,428	$47,669	$33,773
Adjusted EBITDA	$60,666	$39,562	$27,065
Adjusted EBITDA Margin	85%	83%	80%

EXHIBIT 99.1
Reconciliation of Discretionary Cash Flow and Discretionary Cash Flow ex Lease Bonus

	Three Months Ended
($ In thousands, except per share amounts)	March 31, 2022	December 31, 2021	March 31, 2021
Adjusted EBITDA(1)	$60,666	$39,562	$27,065
Less:
Adjusted EBITDA attributable to non-controlling interest	(8,220)	(7,532)	(6,230)
Adjusted EBITDA attributable to Class A common stock	$52,446	$32,030	$20,835
Less:
Cash interest expense	694	340	206
Cash taxes	8,200	3,125	1,800
Dividend equivalent rights	647	857	384
Discretionary cash flow to Class A common stock	$42,905	$27,708	$18,445
Less:
Lease bonus	1,239	505	1,229
Discretionary cash flow ex lease bonus to Class A common stock	$41,666	$27,203	$17,216
Payout Ratio:	75%	80%	80%
Distributed cash flow to Class A common stock	$31,250	$21,762	$13,773

Shares of Class A common stock	52,322	48,360	43,666

Distributed cash flow per share of Class A common stock — Dividend	$0.60	$0.45	$0.32
(1) Refer to Reconciliation of Adjusted EBITDA from Net Income above.

EXHIBIT 99.1
Condensed Consolidated Balance Sheets

	March 31,	December 31,
(In thousands, except share amounts)	2022	2021
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$6,213	$20,819
Restricted cash	1	200
Accounts receivable	48,960	30,539
Prepaid expenses and other	3,301	3,145
Total current assets	58,475	54,703
Oil and gas properties, at cost, using the full cost method of accounting:
Unevaluated property	347,752	338,613
Evaluated property	668,952	633,138
Less accumulated depreciation, depletion, and amortization	(258,902)	(239,612)
Oil and gas properties, net	757,802	732,139
Other property and equipment	3,110	2,060
Less accumulated depreciation	(1,369)	(1,280)
Other property and equipment, net	1,741	780
Operating lease right-of-use asset	6,471	6,764
Deferred tax asset	30,468	25,308
Other assets, net	1,100	1,183
Total assets	$856,057	$820,877

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$15,260	$20,473
Current operating lease liability	1,189	1,178
Total current liabilities	16,449	21,651
Long-term bank debt	93,000	93,000
Non-current operating lease liability	5,441	5,742
Other non-current liabilities	1,159	810
Equity:
Preferred stock, $0.01 par value; 50,000,000 authorized; no shares issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Class A common stock, $0.01 par value; 400,000,000 authorized, 51,785,576 shares issued and 51,348,946 shares outstanding at March 31, 2022; 400,000,000 authorized, 48,796,518 shares issued and 48,359,888 shares outstanding at December 31, 2021	518	488
Class B common stock, $0.01 par value; 150,000,000 authorized, 9,181,517 shares issued and outstanding at March 31, 2022; 150,000,000 authorized, 11,371,517 shares issued and outstanding at December 31, 2021	—	—
Additional paid-in capital	698,265	634,564
Accumulated deficit	(96,394)	(105,096)
Treasury stock, at cost; 436,630 shares at March 31, 2022 and December 31, 2021	(3,527)	(3,527)
Total equity attributable to Brigham Minerals, Inc.	598,862	526,429
Non-controlling interests	141,146	173,245
Total equity	$740,008	$699,674
Total liabilities and equity	$856,057	$820,877

EXHIBIT 99.1
Unaudited Condensed Consolidated Statements Of Operations

	Three Months Ended March 31,
(In thousands, except per share data)	2022	2021
REVENUES
Mineral and royalty revenues	$69,995	$32,176
Lease bonus and other revenues	1,433	1,597
Total revenues	71,428	33,773
OPERATING EXPENSES
Gathering, transportation and marketing	2,003	1,733
Severance and ad valorem taxes	4,331	1,833
Depreciation, depletion, and amortization	12,313	9,367
General and administrative	5,909	5,442
Total operating expenses	24,556	18,375
INCOME FROM OPERATIONS	46,872	15,398
Interest expense, net	(914)	(267)
Other income, net	20	13
Income before income taxes	45,978	15,144
Income tax expense	6,913	3,073
NET INCOME	$39,065	$12,071
Less: Net income attributable to non-controlling interest	(8,083)	(3,475)
Net income attributable to Brigham Minerals, Inc. stockholders	$30,982	$8,596

NET INCOME PER COMMON SHARE
Basic	$0.64	$0.20
Diluted	$0.62	$0.20
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	48,439	43,515
Diluted	49,990	43,754

EXHIBIT 99.1
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31,
(In thousands)	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$39,065	$12,071
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	12,313	9,367
Share-based compensation expense	1,481	2,300
Amortization of debt issuance costs	131	58
Deferred income tax expense	1,042	736
Credit losses	230	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(18,651)	(3,908)
(Increase) decrease in other current assets	(156)	1,941
Increase (decrease) in accounts payable and accrued liabilities	6,688	(484)
Increase in other long-term liabilities	—	8
Net cash provided by operating activities	$42,143	$22,089
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(23,608)	(21,935)
Additions to other fixed assets	(1,050)	(1)
Proceeds from sale of oil and gas properties, net	7,065	—
Net cash used in investing activities	$(17,593)	$(21,936)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing of long-term debt	—	12,000
Offering costs of Class A common stock	(78)	—
Dividends paid	(23,979)	(11,336)
Distribution to holders of non-controlling interest	(5,707)	(3,409)
Debt issuance costs	(44)	(1)
Payment of employee tax withholding for settlement of equity compensation awards	(9,547)	(991)
Net cash used in financing activities	$(39,355)	$(3,737)
Change in cash and cash equivalents and restricted cash	(14,805)	(3,584)
Cash and cash equivalents and restricted cash, beginning of period	21,019	9,144
Cash and cash equivalents and restricted cash, end of period	$6,214	$5,560
Supplemental disclosure of non-cash activity:
Accrued capital expenditures	$236	$61
Capitalized share-based compensation cost	$1,230	$1,633
Issuance of Class A common stock for acquisitions of oil and gas properties	$20,440	$—
Temporary equity cumulative adjustment to carrying value	$—	$54,294
Supplemental cash flow information:
Cash payments for loan commitment fees and interest	$(803)	$(213)
Tax refunds received	$—	$1,024

EXHIBIT 99.1

ABOUT BRIGHAM MINERALS, INC.

Brigham Minerals is an Austin, Texas, based company that acquires and actively manages a portfolio of mineral and royalty interests in the core of some of the most active, highly economic, liquids-rich resource basins across the continental United States. Brigham Minerals’ assets are located in the Delaware and Midland Basins in West Texas and New Mexico, the SCOOP and STACK plays in the Anadarko Basin of Oklahoma, the DJ Basin in Colorado and Wyoming, and the Williston Basin in North Dakota. The Company’s primary business objective is to maximize risk-adjusted total return to its shareholders by both capturing organic growth in its existing assets as well as leveraging its highly experienced technical evaluation team to continue acquiring minerals.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including production and other guidance within this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, continued downturns or delays in resuming operator activity due to commodity price fluctuations, the Company’s ability to integrate acquisitions into its existing business, changes in oil, natural gas and NGL prices, weather and environmental conditions, the timing of planned capital expenditures, availability of and competition for acquisitions, operational factors affecting the commencement or maintenance of producing wells on the Company’s properties, the condition of the capital markets generally, as well as the Company’s ability to access them, economic and competitive conditions, including those resulting from the current conflict between Russia and Ukraine and elevated inflation levels resulting from global supply and demand imbalances, the proximity to and capacity of transportation, uncertainties regarding environmental regulations or litigation, global or national health events, including the ongoing spread and economic effects of the ongoing COVID-19 pandemic, potential future pandemics, the actions of the Organization of Petroleum Exporting Countries and other significant producers and governments and the ability of such producers to agree to and maintain oil price and production controls and other legal or regulatory developments affecting the Company’s business and other important factors. These and other applicable uncertainties, factors and risks are described more fully in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in any forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise except as required by applicable law.

Contacts
At the Company:
Brigham Minerals, Inc.
Blake C. Williams
Chief Financial Officer
(512) 220-1500
InvestorRelations@brighamminerals.com
SOURCE Brigham Minerals, Inc.